STOCK OPTION AGREEMENT
Stock Option Agreement, made this 25th day of May, 2023, by and between The Dixie Group, Inc., a Tennessee Corporation (hereinafter referred to as the "Company") and ____________, an employee or Director of the Company (hereinafter referred to as the "Optionee").
                 Witnesseth:
WHEREAS, the shareholders of the Company approved the Omnibus Equity Plan effective May 4, 2021 (the "Incentive Plan"), for the purpose of providing incentive compensation to certain employees, and key management employees of the Company; and
WHEREAS, the Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company; and
WHEREAS, the Incentive Plan permits the grant of options to acquire Common Stock of the Company, on such terms and conditions and subject to such restrictions and limitations as the Compensation Committee shall determine to be appropriate and desirable, within the provisions of the Incentive Plan; and
WHEREAS, the Compensation Committee desires to grant the Optionee the options to purchase the Cornpany's Common Stock described herein; and
WHEREAS, the Optionee desires to accept such grant.
NOW THEREFORE, in consideration of the mutual covenants herein set forth, for other good and valuable consideration, and subject to the terms and conditions of the Incentive Plan which are hereby incorporated by reference, the parties hereto hereby agree as follows:
1.Administration. The Compensation Committee of the Board of Directors of the Company shall administer the Incentive Plan in accordance with conditions and limitations prescribed in the Incentive Plan, and may delegate the administration of the Incentive Plan, in whole or in part, as it may deterrnine in its discretion. Options granted hereunder may be cancelled if an Optionee violates the terms of this stock option agreement or the Incentive Plan. Any decision made by the Compensation Committee shall be final, conclusive, and binding on all parties to this Agreement.

2.Grant of Stock Option(s); Term. Effective May 25, 2023, and subject to the terms and conditions set forth in the Incentive Plan, the Compensation Committee hereby grants to the Optionee, not in lieu of salary or any other compensation for services, the right and option (hereinafter referred to as the "Option") to purchase from the Company _________ shares of the Company's Common Stock, subject to the terms and conditions hereinafter set forth. The Option granted hereby is sometimes referred to herein as the "Option" or "Options," when referring to exercise or vesting of a portion of the Option or otherwise. The Option granted hereby is NOT intended to qualify as an Incentive Stock Option. The term of the Option granted hereby shall be five years from the date hereof.

3.Purchase Price. The purchase price of the optioned stock shall be $1.00 per share (hereinafter referred to as the "Option Price").
4.Vesting of Option. The Option granted hereby shall vest and become exercisable as follows:
a.The option will vest two years from the option grant date of May 25, 2023, and the average high and low share price (the "Performance Target") of the Company's Common Stock during any period of five (5) consecutive trading days shall have been at least $ 3.00 per share any time during the life of the option.
5.Time and Manner of Exercise.
a.Minimum Exercise. A minimum of 100 shares or such lesser number as is exercisable if fewer than 100 shares are exercisable, may be purchased by the Optionee from the Company at any one time.
b.Method of exercise and payrnent. Subject to the provisions of this Agreement, the Option may be exercised in whole or in part by giving written notice of such exercise in the form annexed to this Agreement to the Secretary of the Company at the Company's corporate headquarters. In order to be effective, such notice must be accompanied by payment, in the form of a check made payable to "The Dixie Group, Inc." in the full amount of the option price for the optioned stock being purchased. Alternately, payment for the exercise price may be made (in accordance with such procedures and limitations as the Committee shall determine): (A) by means of surrender of whole shares of the Company's Common Stock owned by the Optionee having a Fair Market Value (as defined in the Incentive Plan) on the date of exercise at least equal to the Option Price of the stock then being purchased (provided, if the shares to be tendered were previously acquired upon the exercise of an ISO Option, such shares must have been owned by the Optionee for at least as long as the relevant ISO holding period) or (B) by means of a combination of the surrender of such Common Stock and payment of the remaining balance of the aggregate exercise price by check or (C) by net exercise of such Options.
c.Certain Additional Restrictions. No Option may be exercised unless the Optionee is an employee of the Company at the time of exercise, except as provided in Section 7 hereof. Neither the Optionee, his heirs, legatees, distributes, or legal representatives of his estate shall have any rights of a stockholder with respect to the optioned stock unless and until such shares have been issued. Unless otherwise provided herein, no adjustments shall be made for dividends or other rights for which the record date is prior to the date of exercise of the option.
6.Anti-Assignrnent Provision. Except as may be approved by the Compensation Comrnittee the Option shall not be transferrable by the Optionee otherwise than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee's lifetime, only by him (or a duly appointed guardian or personal representative). More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred, pledged, hypothecated, or encumbered in whole or in part either directly or by operation of law or otherwise (except as otherwise permitted by section 7 hereof) including, but not in way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner. In the event of any unapproved attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions hereof, such Option shall automatically become null and void. Any transfer permitted by the Compensation Committee shall cause the transferee to be treated as the "Optionee" for all purposes of this Agreement unless the Compensation Committee directs otherwise.
7.Termination of Employment or Death of Optionee.
a.Reason Other Than for Death, Disability or Retirement. In the event an Optionee shall cease to be employed by the Company while holding one or more stock options, for any reason other than the Optionee's death, disability or retirement, each option held shall immediately cease to be exercisable on the date of such termination of employment.
b.     Disability or Retirement of Optionee. In the event that an Optionee shall cease to be employed by the Company due to the Optionee's Disability or Retirement, then each option held by the Optionee may be exercised by the Optionee to the extent that such option was exercisable at the tirne of such termination of employment at any time during the remainder of the calendar year which includes the date of such termination.
b.Death of Optionee. In the event that an Optionee should die while any portion of the Option remains exercisable, such Option may be exercised by the Optionee's designated beneficiary to the same extent that such option would have been exercisable prior to his death at any time during the 90 day period following the Optionee's death (or any shorter period prescribed by IRC Section 409A, if applicable).
8.Adjustment of Number of Shares of Optioned Stock and Option Price. In the event of any change in the outstanding Common Shares of the Company by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, rights offering, reorganization combination, or exchange of shares, or other extraordinary event, if the Compensation Committee shall determine that such change equitably requires an adjustment in the terms of any Option Agreement, such adjustment may be made by the Compensation Committee in its discretion. Any adjustments made shall be final, conclusive and binding for all purposes of this Agreement. Notwithstanding the foregoing, no Option may be adjusted, amended, revised or extended if such action would constitute a "repricing" of the Option for purposes of IRC Section 409A.
9.No Right to Continued Employment. This Agreement shall not be construed as an agreement or commitment by the Company to employ the Optionee during the term of the Option granted hereby or for any fixed period of time whatsoever. This Agreement does not interfere in any way with the right of the Company or any affiliate of the Company to terminate the employment of the Optionee at any time, with or without cause.

10.Withholding. Upon the exercise on an Option, the Company shall not deliver or otherwise make shares of Common Stock available to the Optionee or his beneficiary or representative until the Company has received from the applicable party, in cash or any other form acceptable to the Committee (including, withholding of shares subject to the Option) the amount necessary to enable the Company to remit to the appropriate governrnental entity, on behalf to the applicable party, any amounts required to be withheld for tax purposes with respect to such transaction.
11.Governing Law. This Option Agreement has been entered into pursuant to and shall be governed by the laws of the State of Tennessee.
In Witness Whereof, this Agreement has been duly executed by the Optionee and the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized on the date and year first above written.
THE DIXIE GROUP, INC.
BY: ________________________(SIGNATURE & TITLE)

OPTIONEE

________________________ (SIGNATURE)

(SSN)_______________

The Dixie Group, Inc.
[address]
Attn: Corporate Secretary
Ladies and Gentlemen:
Enclosed are (i) my check for $ _______________ and/or my stock certificate(s) (or other evidence of ownership) representing ________ shares of the Dixie Group, Inc. Common Stock and duly endorsed for transfer to The Dixie Group, Inc. which are hereby tendered for the purchase of:
(A) ______ shares of The Dixie Group, Inc. Common Stock at $_____ per share pursuant to the exercise of Options granted under the terms of my stock option ageement dated _______ and/or
(B) ______ shares of The Dixie Group, Inc. Class B Common Stock at $______per share pursuant to the exercise of Options granted under the terms of my stock option agreement dated
_______________.
Please register said stock in the name(s) of________________________(your name only or in your and your spouse's name as joint tenants with right of survivorship) and forward the certificates, dividends, and all other stockholder information to (exact address) _____________________.
Signature:
SSN
Spouse's SSN (if to be registered as joint tenants)